UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 21, 2025

Date of Report (Date of earliest event reported)

Fortrea Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41704	92-2796441
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	8 Moore Drive
Durham,	North Carolina	27709
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number including area code) 877-495-0816

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act.

Title of Each Class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.001 par value	FTRE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 21, 2025, Fortrea Holdings Inc. (the “Company”) entered into an agreement (the “Agreement”) with Starboard Value LP and certain of its affiliated entities and natural persons (collectively, “Starboard”).

Pursuant to the Agreement, the Company agreed, among other things, to appoint Erin L. Russell to the Company’s board of directors (the “Board”) as promptly as practicable after March 4, 2025 (and, in any event, prior to March 20, 2025). Ms. Russell will be a Class II director with a term expiring at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and will also be nominated by the Board to stand for re-election at the 2025 Annual Meeting. The Board has determined that Ms. Russell satisfies the definition of “independent director” under the listing standards of the NASDAQ Stock Market LLC and regulations of the U.S. Securities Exchange Act of 1934, as amended.

In addition, the Company has agreed that from August 10, 2025, until the conclusion of the Standstill Period (as defined below), subject to Starboard continuing to hold at least the lesser of 3% of the then-outstanding shares of the Company’s common stock and 2,691,000 shares of the Company’s common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), Starboard will have the right to appoint an additional Starboard employee (the “Starboard Appointee”) to the Board in the class of directors to be determined by the Company’s Nominating, Corporate Governance and Compliance Committee at such time.

During the term of the Agreement, the size of the Board will not exceed nine directors, unless Starboard provides its written consent to increase the size of the Board.

The Agreement provides Starboard customary rights to designate replacement directors that are reasonably acceptable to the Nominating, Corporate Governance and Compliance Committee of the Board and the Board in the event that Ms. Russell or the Starboard Appointee cease to serve as directors under certain circumstances. These replacement rights fall away if Starboard ceases to hold the Minimum Ownership Threshold. Additionally, pursuant to the terms of the Agreement, the Starboard Appointee will be required to deliver to the Company an irrevocable resignation letter pursuant to which the Starboard Appointee will resign from the Board and all applicable committees thereof effective automatically and immediately if Starboard ceases to hold the Minimum Ownership Threshold.

Pursuant to the Agreement, Starboard has agreed to abide by certain customary standstill restrictions, voting commitments and other provisions, including a mutual non-disparagement provision that will remain in effect until the earlier of (i) the date that is 15 business days prior to the notice deadline for stockholder nominations of director candidates for election at the Company’s 2026 Annual Meeting of Stockholders and (ii) the date that is 100 days prior to the first anniversary of the 2025 Annual Meeting (the “Standstill Period”). The Agreement will terminate at the end of the Standstill Period.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2025, the Board, as recommended by the Board’s Nominating, Corporate Governance and Compliance Committee, accepted Andrew Eckert’s resignation as a member of the Board, effective as of such date. Mr. Eckert tendered his offer to resign from the Board, and all Board roles and committees on which he serves, in connection with a significant change in his principal occupation, as required by the Company’s Corporate Governance Guidelines. Mr. Eckert was a member of the Board since June 2023. The offer to resign tendered by Mr. Eckert was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Eckert’s resignation, the Board’s Management Development and Compensation Committee agreed to accelerate the vesting with respect to 7,282 shares of the Company’s common stock subject to outstanding Restricted Stock Unit awards held by Mr. Eckert that would otherwise have vested on May 18, 2025. The Board appreciates and sincerely thanks Mr. Eckert for his significant contributions to the Company through his service as a director through the spinoff of the Company and wishes him well in his new role.

Further, in connection with Mr. Eckert’s resignation, at the recommendation of the Board’s Nominating, Corporate Governance and Compliance Committee, the Board appointed Peter Neupert as the Company’s Lead Independent Director.

Item 7.01 Regulation FD Disclosure

On February 21, 2025, the Company issued a press release announcing the Company’s entry into the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement dated as of February 21, 2025 by and among Fortrea Holdings Inc. and Starboard Value LP and certain of its affiliated entities and natural persons named therein.

99.1	Press Release issued by Fortrea Holdings Inc., dated February 21, 2025.

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortrea Holdings Inc.

By:	/s/ Stillman Hanson
Name: Stillman Hanson
Title: General Counsel and Secretary

Date: February 21, 2025